CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 30, 1996 appearing on page 51 of the Annual Report to Shareholders of Greenfield Industries, Inc., which is incorporated by reference in Greenfield Industries, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated October 27, 1995, which appears on page six of the Current Report on Form 8-K dated January 12, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ PRICE WATERHOUSE LLP


St. Louis, Missouri
August 16, 1996